   As filed with the Securities and Exchange Commission on December 30, 1998
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                 CHATTEM, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------
               TENNESSEE                             62-0156300
    (State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)                   Identification
                                                          No.)

                             1715 WEST 38TH STREET
                         CHATTANOOGA, TENNESSEE 37409
                                (423) 821-4571
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

  A. ALEXANDER TAYLOR, II, PRESIDENT            HUGH F. SHARBER, ESQ.
             CHATTEM, INC.                       MILLER & MARTIN LLP
         1715 WEST 38TH STREET                 1000 VOLUNTEER BUILDING
     CHATTANOOGA, TENNESSEE 37409           CHATTANOOGA, TENNESSEE 37402
            (423) 821-4571                         (423) 756-6600
 (Name, address, zip code and telephone number, including area code, of agents for service)

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                           PROPOSED
                                                              PROPOSED     MAXIMUM
                                                AMOUNT        MAXIMUM     AGGREGATE   AMOUNT OF
          TITLE OF EACH CLASS OF                TO BE      OFFERING PRICE  OFFERING  REGISTRATION
       SECURITIES TO BE REGISTERED          REGISTERED(1)   PER SHARE(2)   PRICE(2)     FEE(2)
-------------------------------------------------------------------------------------------------
Common Stock, without par value...........  125,500 shares     $46.59     $5,847,045  $1,625.48
-------------------------------------------------------------------------------------------------

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(1) All securities subject to this registration statement are being registered on behalf of the selling shareholder.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the maximum aggregate offering price and the registration fee have been calculated based on $46.59, the average of the high and low prices of the common stock as reported by The Nasdaq Stock Market for trading on December 29, 1998.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE + +CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED + +WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES +
+UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE       +
+COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE       +
+OFFER, SOLICITATION OR SALE IS NOT PERMITTED.                                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 30, 1998

PROSPECTUS

                                 CHATTEM, INC.

                         125,500 SHARES OF COMMON STOCK

  This is an offering of 125,500 shares of common stock of Chattem, Inc. The selling shareholder identified in this Prospectus (the "Selling Shareholder") is offering all of the shares to be sold in this offering. Chattem will not receive any of the proceeds from the offering. Chattem will pay all expenses of this offering.

  The Selling Shareholder may sell its shares of Chattem stock from time to time in one or more transactions on The Nasdaq National Market System at prevailing market prices or at privately negotiated prices.

  Our common stock is traded on The Nasdaq National Market System under the symbol "CHTT." On December 29, 1998, the last reported sale price of our common stock was $46.81 per share.

  This investment involves certain high risks. See "Risk Factors" beginning on page 3.

                                  -----------

  These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                The date of this Prospectus is December   , 1998

  No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by Chattem or the Selling Shareholder. This Prospectus does not constitute an offer of any securities other than the common stock to which it relates or an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained in this Prospectus is correct as of any time after the date hereof.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Information Available to You...............................................   2
Incorporation of Certain Documents by Reference............................   3
Risk Factors...............................................................   3
The Company................................................................  10
Recent Developments........................................................  10
Use of Proceeds............................................................  12
Selling Shareholder........................................................  12
Plan of Distribution.......................................................  12
Legal Opinion..............................................................  13
Experts....................................................................  13

                               ----------------

                          INFORMATION AVAILABLE TO YOU

  We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

  We have filed with the SEC a Registration Statement on Form S-3 (herein together with all amendments, supplements and exhibits thereto called the "Registration Statement") with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to Chattem and the securities offered hereby, we refer you to the

Registration Statement. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete and each such statement is qualified in its entirety by reference to the applicable document filed with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

  (1) Chattem's Annual Report on Form 10-K for the year ended November 30, 1997, filed March 2, 1998;

  (2) Chattem's Quarterly Reports on Form 10-Q filed April 14, 1998, July 14, 1998 and October 15, 1998;

  (3) Chattem's Current Reports on Form 8-K filed February 25, 1998, March 10, 1998, April 8, 1998, May 28, 1998 (as amended by Form 8-K/A filed May 29, 1998), November 18, 1998 and December 28, 1998; and

  (4) The description of Chattem's common stock as set forth in Chattem's Amended and Restated Charter filed as an exhibit to Chattem's Annual Report on Form 10-K for the transition period ended November 30, 1992.

  You may request a copy of these filings, at no cost, by writing or telephoning us at: Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: A. Alexander Taylor, II (Telephone: (423) 821-4571). You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. This Prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of the date hereof.

                                  RISK FACTORS

  You should consider carefully the following risk factors and other information contained in this Prospectus before purchasing the shares offered hereby:

LEVERAGE

  The Company is highly leveraged. We estimate that, as of November 30, 1998, on a pro forma basis after giving effect to the acquisition of the Thompson Products, borrowings under the Credit Agreement, repayment of our existing bank indebtedness, and the issuance of 125,500 shares of our common stock, our long-term debt would have been $371 million (including $16 million in current maturities) and our shareholders' equity would have been $28 million.

  Our leveraged position could have important consequences, including the following:

    . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited or become impaired;

    . a portion of our borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses if interest rates increase; and

    . our loan agreements contain financial and restrictive covenants and our failure to comply with these covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

RESTRICTIVE COVENANTS

  The Credit Agreement and our other loan documents contain covenants restricting our ability to make additional investments, to sell assets and merge with another entity. These documents require us to meet certain financial ratios and tests. If we do not comply with the terms of the Credit Agreement and other loan documents our lenders could accelerate our obligations and require us to repay the loans immediately.

STATE LAW LIMITATIONS ON DISTRIBUTIONS

  Under Tennessee corporate law, we cannot make a distribution if, as a result of the transaction we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the rights upon dissolution of any preferred shareholders whose preferential rights are superior to those receiving the distribution. Distributions include any direct or indirect transfer of money or other property or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect of any of its shares and may be in the form of a dividend, a purchase, redemption or other acquisition of shares or a distribution of indebtedness. We presently intend to retain earnings to finance future growth, pay interest on our debt and for general corporate purposes and do not presently intend to pay cash dividends on our stock. The Credit Agreement and our other loan documents also restrict our payment of distributions.

COMPETITION

  We compete in the OTC pharmaceutical, functional toiletry products, dietary supplements and diet aid markets. These markets are highly competitive. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. We compete primarily on the basis of product quality, price, brand loyalty and consumer acceptance. Our competitors include other OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than us. In addition, our competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including us. The private label or generic category has also become increasingly more competitive in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical, skin care, dietary supplements and diet aid business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

GOVERNMENT REGULATION

  The manufacturing, processing, formulation, packaging, labeling and advertising of our products are subject to regulation by federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states, localities and foreign countries in which we sell our products. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of OTC pharmaceuticals, functional toiletries and dietary supplements. The FDA regulations relating to the manufacturing process are known as current Good Manufacturing Practices and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceuticals, functional toiletries, dietary supplements and foods.

  All of our OTC drug products are regulated by the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could require us to revise our product labeling and formulations. We responded to certain questions with respect to efficacy received from the FDA in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in PAMPRIN and PREMSYN PMS. While we addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate effective for menstrual relief products. We actively monitor the process and do not believe that either PAMPRIN or PREMSYN PMS will be materially adversely affected by the FDA review. We believe that any adverse finding by the FDA will affect our principal competitor in the menstrual product category in the same way it affects us.

  As a result of an order issued by the Consumer Products Safety Commission, there are new packaging requirements for products containing lidocaine. To comply with this order, in fiscal year 1998 we changed the product formulation for our GOLD BOND creme products.

  The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about these products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

RELIANCE ON BRANDS; INTELLECTUAL PROPERTY CONCERNS

  In fiscal year 1997, substantially all of our net sales were from sales of products bearing proprietary brand names, including GOLD BOND, FLEXALL, ICY HOT, PAMPRIN, PREMSYN PMS, PHISODERM, SUN-IN and GARLIQUE. In addition, on a pro forma basis, giving effect to the purchase of the BAN line and the Thompson Products, BAN products and the Thompson Products would have represented approximately 30% and 18%, respectively, of our fiscal 1998 net sales. Accordingly, our future success may depend in part upon the goodwill associated with our brand names, particularly BAN, GOLD BOND and DEXATRIM.

  Our principal brand names are registered in the United States and certain foreign countries. However, we cannot give any assurances that the steps we take to protect our proprietary rights in our brand names will be adequate to prevent the misappropriation of these registered brand names in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

  Through our subsidiary, Signal Investment & Management Co., we maintain and have applied for patent, trademark and copyright protection in the United States relating to certain of our existing and proposed products and processes. We cannot give any assurances that we can successfully protect our intellectual property and the loss of our intellectual property protection could have a negative effect on our business. Additionally, we license certain intellectual property from third parties, and we cannot give any assurances that these third parties can successfully maintain their intellectual property rights. The sale of certain of our products rely on our ability to maintain and extend our licensing agreements with third parties, and we cannot give any assurances that we will be successful in maintaining these licensing agreements. If we lose the right to use these licenses, our business could suffer.

RISK OF LOSS OF MATERIAL CUSTOMER

  For the year ended November 30, 1997 and, on a pro forma basis, for the year ended November 30, 1998, sales to Wal-Mart Stores, Inc. ("Wal-Mart") accounted for approximately 18% of the Company's total sales. Consistent with industry practice, the Company does not operate under a long-term written supply contract with Wal-Mart or any of its other customers. The Company's business could be adversely affected by the loss of Wal-Mart as a continuing major customer. No other customer accounted for more than 10% of the Company's sales in fiscal 1997 or is expected to account for more than 10% of the Company's sales for the full fiscal year 1998.

RISKS RELATED TO PENDING AND POTENTIAL FUTURE ACQUISITIONS

  We recently acquired the Thompson Products. Although management believes that this acquisition is in the best interest of the Company, it involved a substantial expenditure and risk on the part of the Company. We cannot give any assurances that the acquisition of the Thompson Products and the assimilation of that business into the Company will be successful or will yield the expected benefits to the Company or will not adversely affect our business, financial condition or results of operations.

  In addition, we may pursue other acquisitions from time to time, although we do not have any present understandings, commitments or agreements to make any acquisitions. Any of our future acquisitions could result in substantial additional indebtedness, which could adversely affect our business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in assimilating the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. We cannot give any assurances that we can successfully integrate any of our future brand acquisitions into the Company's operations. In addition, we cannot give any assurance that we will complete any future acquisitions or that acquisitions will contribute favorably to our operations and financial condition. If we make any acquisitions, we cannot give any assurances that the Company's business, financial condition and results of operations will not be adversely affected.

PUBLIC PERCEPTION

  Our dietary supplements products contain vitamins, minerals, herbs and other ingredients that we regard as safe when taken as directed and that various scientific studies have suggested may offer health benefits. While we conduct extensive quality control testing on our products, we generally do not conduct or sponsor clinical studies relating to the benefits of our products. We are highly dependent upon consumers' perception of the overall integrity of the dietary supplements business, as well as the safety and quality of products in that industry and similar products distributed by other companies which may not adhere to the same quality standards we do. Our business could suffer if any of our products or any similar products distributed by other companies prove to be harmful to consumers or if scientific studies provide unfavorable findings regarding the effectiveness of our products.

PRODUCT DEVELOPMENT RISKS

  We evaluate opportunities to develop new products through product line extensions and product modifications in the ordinary course of our business. Product line extensions and product modifications involve numerous risks, including difficulties in assimilating the developed products, the expenses incurred in developing the product and the diversion of management's attention from other business concerns. We cannot give any assurances that we can successfully integrate newly developed products into our operations. In addition, we cannot give any assurances that newly developed products will contribute favorably to our operations and financial condition.

AVAILABILITY OF RAW MATERIALS

  Certain of our dietary supplements contain ingredients that are harvested by and obtained from third-party suppliers. Some of these ingredients are harvested internationally. An unexpected interruption of supply, such as a harvest failure, could negatively affect our business derived from these products. We may not be able to raise prices quickly enough to immediately offset the effects of any increased raw material costs.

ENVIRONMENTAL MATTERS

  We continually assess compliance of our operations with applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks and clean air rules. A site near our manufacturing facility has been designated as a

National Priorities List Superfund site. We could be named as a potentially responsible party due to our historical discharge of wastewater into the creek that flows through the site. Our manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste. The transportation, treatment and storage and disposal of these waste products are regulated by various governmental agencies.

PRODUCT LIABILITY AND INSURANCE

  We are constantly at risk that consumers and users of our products will sue us for product liability. We are not aware of any claims pending against us or our products that if adversely decided would negatively affect us. While we will continue to attempt to take what we consider to be appropriate precautions, we cannot give any assurances that we will avoid significant product liability exposure. We maintain product liability insurance through Admiral Insurance Company. We believe our insurance coverage is adequate; however, we cannot give any assurances that we will be able to retain our existing coverage or that such coverage will be cost-justified or sufficient to satisfy any future claims.

SEASONALITY

  During recent fiscal years, our first quarter net sales and operating income have trailed the other fiscal quarters, accounting for less than 20% of annual sales and operating profit. The absence of major promotional campaigns during this period is a primary factor contributing to first quarter performance. Seasonality will be less significant due to the acquisition of BAN and the Thompson Products and other recently acquired products.

DEPENDENCE ON SENIOR MANAGEMENT

  Our future performance depends significantly upon the efforts and abilities of certain members of senior management, in particular those of Zan Guerry, Chairman of the Board and Chief Executive Officer, and A. Alexander Taylor, II, President and Chief Operating Officer. The loss of the services of either Messrs. Guerry or Taylor, neither of whom has an employment agreement with the Company, could adversely affect the Company.

RISKS OF FOREIGN OPERATIONS

  In 1997, approximately 7% of our revenues were attributable to our international business. In 1998, on a pro forma basis, approximately 6% of our revenues would have been attributable to our international business. We are subject to the risks of doing business internationally, including unexpected changes in legislative or regulatory requirements, fluctuations in the United States dollar against foreign currencies, which could increase the price of our products in foreign markets or increase the cost of certain raw materials we purchase, delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax treatment and the burden of complying with a variety of foreign laws. In addition, we are subject to geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, which could affect customers' inventory levels and consumer purchasing. Although we have not to date experienced any material adverse effect as a result of these factors, we cannot give any assurances that these factors will not adversely affect us in the future. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

VOLATILITY OF STOCK PRICE

  The trading price of our common stock could be subject to significant fluctuations in response to variations in the results of our operations, our leveraged financial position, general trends in the consumer products industry, the relative illiquidity of our common stock and stock market conditions generally.

YEAR 2000

  Our Year 2000 strategic plan identifies initiatives necessary to minimize failures of our electronic systems to process date-sensitive information in the Year 2000 and thereafter. In connection with our Year 2000 strategic plan, we will implement a fully integrated computer system to replace all hardware and software we currently use in our financial, manufacturing, inventory and customer service systems. We expect to complete the replacement of these systems by mid-1999.

  We have incurred and capitalized approximately $1.0 million to date in the implementation of our Year 2000 strategic plan. We estimate the total cost through completion of our Year 2000 plan to be in the range of $1.5 million to $2.0 million. Plan costs have been budgeted in our capital expenditures budget. Our projected costs are based on management's best estimates and actual results could differ as the plan is implemented.

  A critical step in our strategic plan is the coordination of Year 2000 readiness with third parties. We are communicating with our significant suppliers and customers to determine the extent to which the Company and its interface systems are vulnerable if the customer, supplier or third party fails to resolve their Year 2000 issues. We will continue to work with all of our major trading partners to understand the associated risks and plan for contingencies.

  We believe that necessary modifications and replacements of our critical computer systems will be completed timely. If for any reason, our critical service providers, suppliers or customers are unable to resolve their Year 2000 issues in a timely manner, our business could suffer. Specifically, the lack of Year 2000 readiness by raw material/packaging suppliers could impact the availability and expected cost of raw materials and, therefore, production.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements relating to future events or the future financial performance of the Company. These forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange act of 1934, as amended. These statements include projections of revenues, income or loss, capital expenditures, acquisitions, plans for growth and future operations, financing needs or plans or plans relating to our acquisitions, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which we cannot predict or quantify. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

                                  THE COMPANY

  Chattem, Inc. ("We," "Chattem" or the "Company") is a diversified manufacturer and marketer of over-the-counter health and skin care products, dietary supplements and diet aids. We manufacture and market:

  . branded over-the-counter ("OTC") pharmaceuticals, such as GOLD BOND, FLEX
    ALL, ICY HOT, ASPERCREME, CAPZASIN, SPORTSCREME, ARTHRITIS HOT, BENZODENT, HERPECIN-L, PAMPRIN, PREMSYN PMS and NORWICH aspirin;

  . functional toiletries, including PHISODERM, BULLFROG, ULTRASWIM, SUN-IN and MUDD;

  . dietary supplements, including GARLIQUE, MELATONEX, ECHINEX, PROPALMEX,
    REJUVEX and HARMONEX;

  . the BAN line of antiperspirants and deodorants; and

  . DEXATRIM appetite suppressants.

  Our objective is to offer high quality brand name products in niche market segments in which our products can be among the market leaders. We strive to achieve this objective by identifying brands with favorable demographic appeal, being flexible in modifying products and promotions in response to changing consumer demands and developing creative and cost-effective marketing and advertising programs. We manufacture approximately half of our consumer products.

  We anticipate that the Company will continue to expand through a combination of brand acquisitions and internal growth. Since 1986, we have acquired approximately twenty brands, including the acquisition of DEXATRIM, ASPERCREME, CAPZASIN, SPORTSCREME and ARTHRITIS HOT on December 21, 1998. We also acquired other brands during this period including BAN, GARLIQUE, MELATONEX, ECHINEX, PROPALMEX, REJUVEX, GOLD BOND, FLEX-ALL, ICY HOT, PHISODERM, BENZODENT, NORWICH, BULLFROG and ULTRASWIM. Our acquisition strategy is to identify brands that are embryonic or have unrealized potential, which can complement existing brands, and which can be among the leaders in attractive niche market segments. We also seek internal growth with programs designed to capitalize on the value of our existing brands and product line extensions, such as ICY HOT Arthritis Therapy Gel and GOLD BOND Medicated Foot Powder introduced in 1997 and GOLD BOND Medicated Lotion introduced in 1998.

  The Company's principal executive offices are located at 1715 West 38th Street, Chattanooga, Tennessee 37409, and its telephone number is (423) 821-4571.

                              RECENT DEVELOPMENTS

  On December 21, 1998, we acquired from Thompson Medical Company, Inc. a line of dietary aids and external analgesics sold under the DEXATRIM, ASPERCREME, CAPZASIN, SPORTSCREME and ARTHRITIS HOT trademarks (the "Thompson Products"). We paid a total of $90 million in cash at closing and issued 125,500 shares of our common stock. This Prospectus relates to the 125,500 shares of common stock we used to purchase the Thompson Products.

  In connection with our purchase of the Thompson Products, we entered into an amended and restated $165.0 million credit facility with NationsBank, N.A., as agent for a syndicate of lenders (the "Credit Agreement"). We used the proceeds of the credit facility to repay a portion of our existing bank indebtedness, fund a portion of the cash purchase price paid at closing for the Thompson Products and pay our fees and expenses in connection with the acquisition.

  On December 21, 1998, we filed with the SEC a Shelf Registration Statement on Form S-3 to register $250.0 million of debt and equity securities. The rights, preferences, terms and conditions of these securities will be described in supplements that we file to the prospectus filed with our S-3 Registration Statement. We intend to use the proceeds from the sale of these securities to fund internal growth and acquisitions.

  We estimate that, as of November 30, 1998, on a pro forma basis after giving effect to the acquisition of the Thompson Products, borrowings under the Credit Agreement, repayment of our existing bank indebtedness and the issuance of 125,500 shares of our common stock, our total assets would have been $465 million including inventories of $25 million, accounts receivable of $37 million, debt issuance costs of $12 million, and patents, trademarks and other purchased product rights of $367 million. Our long-term debt would have been $371 million (including $16 million in current maturities) and our total shareholders' equity would have been $28 million.

                                USE OF PROCEEDS

  This Prospectus relates to Chattem common stock being offered and sold for the account of the Selling Shareholder. The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Shareholder.

                              SELLING SHAREHOLDER

  The following table sets forth the number of Shares owned by the Selling Shareholder. The Selling Shareholder has not had a material relationship with Chattem within the past three (3) years other than as a result of its ownership of shares of Chattem.

                                            SHARES                    SHARES
                                         BENEFICIALLY    SHARES    BENEFICIALLY
                                          OWNED PRIOR    BEING        OWNED
      NAME OF SELLING SHAREHOLDER         TO OFFERING   OFFERED   AFTER OFFERING
      ---------------------------        ------------- ---------- --------------
Thompson Medical Company, Inc........... 125,500(1)(3) 125,500(1)      0(2)

--------
(1) Represents all the shares of common stock issued by Chattem in connection with our purchase of the Thompson Products.
(2) Assumes, except as otherwise noted, that all shares covered by this Prospectus are sold or otherwise disposed of and that no other shares are acquired or transferred by the Selling Shareholder.
(3) Represents approximately 1.3% of the Company's common shares outstanding as of December 21, 1998.

                              PLAN OF DISTRIBUTION

  We are registering all 125,500 shares (the "Shares") on behalf of the Selling Shareholder. As used in this Prospectus, the term "Selling Shareholder" includes donees and pledgees selling shares received from the named Selling Shareholder after the date of this Prospectus. We will pay all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholder will pay all brokerage commissions and similar selling expenses, if any, resulting from the sale of the Shares. The Selling Shareholder may sell the Shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of the Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholder.

  The Selling Shareholder may complete its sale transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of Shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The Selling Shareholder and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

  Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the Prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

  The Selling Shareholder also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, if it meets the criteria and conforms to the requirements of Rule 144.

  If we are notified by the Selling Shareholder that it enters into any material arrangement or agreement with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to any broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, if we are notified by the Selling Shareholder that a donee or pledgee intends to sell more than five hundred
(500) shares, we will file a supplement to this Prospectus.

                                 LEGAL OPINION

  The validity of the Shares offered hereby has been passed upon for Chattem by Miller & Martin LLP, Chattanooga, Tennessee.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference from Chattem's Annual Report on Form 10-K for the fiscal year ended November 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The financial statements of BAN as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  All amounts are estimates except the SEC registration fee.

   SEC registration fee............................................. $ 1,625.48
   Accounting fees and expenses.....................................  10,000.00
   Legal fees and expenses..........................................  15,000.00
   Printing and engraving expenses..................................   1,000.00
   Miscellaneous....................................................   2,374.52
                                                                     ----------
     Total.......................................................... $30,000.00

  The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 14(1) of Chattem's Amended and Restated Charter provides that no director of Chattem shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for distributions in violation of Section 48-18-304 of the Tennessee Code Annotated.

  Section 14(2) of Chattem's Amended and Restated Charter further provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter "indemnitee") whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except with respect to proceedings to endorse a right to indemnification under Section 14(3) of the Company's Amended and Restated Charter, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. This right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement expenses"); provided, however, that, if the Tennessee Business Corporation Act so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee shall be made only upon (i) delivery of written affirmation of the indemnitee's good faith belief that any applicable standard of conduct required by the Tennessee Business Corporation Act has been met, and (ii) delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise (an "undertaking").

  Under Section 14(3) of Chattem's Amended and Restated Charter, if a claim is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit brought by the Company to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to also be paid the expense of prosecuting or defending such a suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking the corporation shall be entitled to such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, as amended.

  Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has failed to meet the applicable standard of conduct or be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification or advancement expenses shall be on the Company.

  Section 14(2) further provides that the rights to indemnification and to the advancement of expenses conferred therein shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Amended and Restated Charter or Amended and Restated By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

  Article II, Section 5 of Chattem's By-Laws provides that any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the Company or at the request of the Company a director or officer or Audit Committee member of another corporation controlled by the Company, shall be indemnified by the Company to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated Sections 48-1-407 through 48-1-411.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed as a part of this Registration
Statement:

   EXHIBIT
   NUMBER  DESCRIPTION OF EXHIBIT
   ------- ----------------------
    3.5    Amended and Restated Charter of Chattem, Inc. (1)
           Amended and Restated By-Laws of Chattem, Inc. (2)
    5.1    Opinion of Miller & Martin LLP
    23.1   Consent of Arthur Andersen LLP
    23.2   Consent of PricewaterhouseCoopers LLP
           Consent of Miller & Martin (included in opinion filed as Exhibit
    23.3   5.1)

  References:

  Previously filed as an exhibit to and incorporated by reference from:

    (1) Form 10-K for the year ended November 30, 1992.

    (2) Form 10-K for the year ended November 30, 1993.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 15 above, or otherwise, Chattem has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes (1) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; II-4 and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on December 30, 1998.

                                          CHATTEM, INC.

                                                /s/ A. Alexander Taylor, II
                                          BY: _________________________________
                                                   A. Alexander Taylor, II
                                                          PRESIDENT

                        POWER OF ATTORNEY AND SIGNATURES

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF CHATTEM, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT ZAN GUERRY AND A. ALEXANDER TAYLOR, II, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS WITH FULL POWER TO THEM, AND EACH OF THEM SINGLY, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM S-3 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE CHATTEM, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR EITHER OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                            TITLE                       DATE
            ---------                            -----                       ----
        /s/ Zan Guerry             Chairman of the Board of            December 30, 1998
_________________________________   Directors and Chief Executive
           ZAN GUERRY               Officer (Principal Executive
                                    Officer)
   /s/ A. Alexander Taylor II      President and Chief Operating       December 30, 1998
_________________________________   Officer, Director
     A. ALEXANDER TAYLOR II
    /s/ Stephen M. Powell          Controller (Principal Accounting    December 30, 1998
_________________________________   Officer)
        STEPHEN M. POWELL

            SIGNATURE                            TITLE                       DATE
            ---------                            -----                       ----
     /s/ Louis H. Barnett                       Director               December 30, 1998
_________________________________
        LOUIS H. BARNETT
     /s/ Richard E. Cheney                      Director               December 30, 1998
_________________________________
        RICHARD E. CHENEY
   /s/ Scott L. Probasco, Jr.                   Director               December 30, 1998
_________________________________
     SCOTT L. PROBASCO, JR.
     /s/  Samuel E. Allen                       Director               December 30, 1998
_________________________________
         SAMUEL E. ALLEN
    /s/ Robert E. Bosworth                      Director               December 30, 1998
_________________________________
       ROBERT E. BOSWORTH

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER  EXHIBIT
 ------- -------
  5.1    Opinion of Miller & Martin LLP
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of PricewaterhouseCoopers LLP